Exhibit 99.1

Synergy Pharmaceuticals’ Exchange Agreements to Reduce 50% of Senior Notes

Outstanding

New York, N.Y., March 21, 2016 — Synergy Pharmaceuticals Inc. (NASDAQ: SGYP) today announced that the exchange agreements entered into on March 17, 2016, with certain holders (the “Holders”) of $79.8 million aggregate principal amount of its Convertible Senior Notes due 2019 (the “Notes”), carrying a conversion price of $3.11 per share, will reduce Notes outstanding by 50% and the company will realize cash savings of approximately $24 million over the life of the Notes, as it will no longer be required to make 7.50% annual interest payments on the Notes exchanged.

“We made the decision to enter into exchange agreements with the Holders in order to significantly reduce our current debt obligations and strengthen our balance sheet,” said Gary Sender, EVP and Chief Financial Officer of Synergy Pharmaceuticals Inc. “The Holders had the right to convert into approximately 26.7 million shares of Synergy common stock at a price of $3.11 per share at any time before November 2019 pursuant to the terms of the Notes. Through these early conversions, we are avoiding approximately $24 million in future interest payments, putting the company in an improved financial position.”

Under the exchange agreements, the Holders agreed to exchange an aggregate principal amount of $79.8 million of Notes and accrued but unpaid interest in an aggregate amount of $2.4 million held by them in exchange for shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). Upon the consummation of the transactions contemplated by the exchange agreements, the Company expects to issue approximately 33.4 million shares of Common Stock, consisting of 26.7 million shares that were issuable pursuant to the existing terms of the Notes, along with an additional portion that is subject to adjustment based on the trading prices of the Common Stock over a five-trading-day averaging period that began on March 18, 2016.

The transaction is expected to close on or about March 25, 2016, subject to customary closing conditions. Immediately following the exchanges of the Notes contemplated by the exchange agreements, $79.2 million in aggregate principal amount of the Notes will remain outstanding, which will continue to be convertible at a conversion price of $3.11 pursuant to the terms of the Notes.

The shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or with any securities regulatory authority of any State or other jurisdiction, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements. The Exchanges were made only with, and the shares were offered and issued only to, holders of Notes who are “qualified institutional buyers” as defined in Rule 144A under the Securities Act (“Eligible Holders”), in private transactions in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the shares, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Synergy Pharmaceuticals Inc.

Synergy is a biopharmaceutical company focused on the development and commercialization of novel gastrointestinal (GI) therapies. Our proprietary GI platform is based on uroguanylin and includes two lead product candidates — plecanatide and dolcanatide. Plecanatide is our first uroguanylin analog currently being evaluated for use as a once-daily oral tablet for two functional GI disorders, chronic idiopathic constipation (CIC) and irritable bowel syndrome with constipation (IBS-C). In 2015, we announced positive phase 3 data with plecanatide in two pivotal CIC clinical trials and on January 29, 2016 the company filed with the U.S. Food and Drug Administration (FDA) a new drug application (NDA) for plecanatide in CIC. We are continuing to progress our two ongoing phase 3 clinical trials with plecanatide in IBS-C and expect top-line data from the first pivotal trial in the first half of this year and top-line data from the second pivotal trial are expected in the second half of this year. We intend to file a second NDA for plecanatide in IBS-C by the end of this year. In January 2016, we announced positive data with our second uroguanylin analog, dolcanatide, in a phase 1b trial with ulcerative colitis patients. For more information, please visit www.synergypharma.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward- looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Synergy’s Form 10-K for the year ended December 31, 2015 and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Synergy does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Synergy Pharmaceuticals:
Gem Hopkins, 212-584-7610
VP, Investor Relations and Corporate Communications
ghopkins@synergypharma.com